SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PENN TREATY AMERICAN CORPORATION

(Name of Registrant as Specified In Its Charter)

_________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT NO. 1 TO

PROXY STATEMENT FOR

SPECIAL MEETING OF SHAREHOLDERS OF

PENN TREATY AMERICAN CORPORATION

to be held March 12, 2004

        On February 19, 2004, after we mailed the proxy materials relating to the Special Meeting of Shareholders of Penn Treaty American Corporation (“Penn Treaty”) to be held on March 12, 2004 (the “Special Meeting”), we learned that a portion of our other two series of 6 1/4% convertible subordinated notes due 2008 was converted into 1,267,025 shares of our Common Stock on February 12, 2004, which was prior to the record date of the Special Meeting, February 13, 2004 (the “Record Date”). In our Proxy Statement filed on February 18, 2004 (the “Proxy Statement”) we stated that there were 28,619,385 shares of our Common Stock issued and outstanding as of the Record Date. The actual number of shares of our Common Stock issued and outstanding as of the Record Date, including the shares issued in connection with the February 12, 2004 conversions of the 6 1/4% convertible subordinated notes due 2008, was 29,886,410. As a result, certain portions of the Proxy Statement are amended and restated as described below.

        The following question and answer under the heading “The Special Meeting” is hereby amended and restated as follows:

“What constitutes a quorum?

        The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the Special Meeting. On February 13, 2004, 29,886,410 shares of Common Stock were issued and outstanding, held by 449 shareholders of record.”

        The following question and answer under the heading “Proposal I – Ratification and Approval of Issuance and Sale of Notes and Related Shares of Common Stock” is hereby amended and restated as follows:

“What effect, if any, does the issuance have upon the rights of existing security holders?

        To the extent that the Notes are converted into Common Stock, the issuance of such additional shares of Common Stock will dilute the present equity ownership of current shareholders. If all of the Notes are converted, an additional 9,142,857 to 9,842,857 shares of Common Stock will be issued and outstanding, which would equal approximately 23% to 25% of our issued and outstanding shares following such conversion. The Notes and our other two series of 6¼% convertible subordinated notes due 2008 are convertible into approximately 57 million shares of Common Stock, which would equal approximately 66% of our issued and outstanding shares following such conversion. In addition, we have granted Centre Solutions (Bermuda) Limited warrants to purchase preferred stock convertible into the number of shares of Common Stock that is equal to 15% of our outstanding shares of Common Stock on a fully-diluted basis after conversion, which are exercisable until December 31, 2007, and warrants to purchase preferred stock convertible into the number of shares of Common Stock that is equal to an additional 20% of our outstanding shares of Common Stock on a fully-diluted basis after conversion, which are exercisable in the event that we do not commute our reinsurance agreement at or prior to December 31, 2007. The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock.”

        The table of principal shareholders is hereby amended and restated as follows:

“PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of February 13, 2004, information with respect to the beneficial ownership of our Common Stock by (i) each person known to Penn Treaty to own Notes convertible into more than 5% of the outstanding shares of our Common Stock, (ii) each Director, the former Chief Executive Officer, the Chief Executive Officer and the four most highly compensated Executive Officers and (iii) all Directors and Executive Officers as a group. Except as set forth in the table, we do not know of any person who beneficially owns 5% or more of the outstanding shares of our Common Stock.

Name and Address(1)	Shares Beneficially Owned(2)	Percentage Ownership(3)
LC Capital Master Fund, LTD (4)	2,285,714	7.1%
Perseus Capital Appreciation Fund (5)	1,714,286	5.4
William W. Hunt, Jr. (6)	145,000	*
Irving Levit (7)	2,479,275	8.2
Jack D. Baum (8)	54,408	*
Alexander M. Clark	16,000	*
Francis R. Grebe	1,000	*
James Heyer (9)	62,910	*
Gary E. Hindes (10)	62,700	*
Matthew W. Kaplan	--	*
Patrick Patterson	214,000	*
Peter Ross	5,000	*
Bruce Stahl (11)	30,000	*
Domenic P. Stangherlin	87,963	*
Cameron B. Waite (12)	95,200	*
All Directors and Executive Officers as a group (13 persons) (13)	3,253,456	10.7%
* Less than 1%

(1)	Unless otherwise noted, the address of each person named above is in care of Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, Pennsylvania 18103.

(2)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of February 13, 2004 are deemed outstanding for computing the percentage beneficially owned by such shareholder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, Penn Treaty believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table.

(3)	Based on 29,886,410 shares outstanding on February 13, 2004.

(4)	Consists of shares issuable upon conversion of Notes purchased on February 2, 2004. According to the Subscription Agreement executed by LC Capital Master Fund, LTD, its address is c/o Lampe Conway & Co LLC, 680 5th Avenue, Suite 1202, New York, New York 10019. LC Capital Master Fund owns approximately $4,000,000 in aggregate principal amount of the Notes. LC Capital Master Fund LTD does not currently own any of our outstanding Common Stock and, because the Notes are not convertible into Common Stock within 60 days, under the rules of the SEC, LC Capital Master Fund, LTD is not the beneficial owner of the number and percentage of shares of Common Stock indicated in the table.

(5)	Consists of shares issuable upon conversion of Notes purchased on February 2, 2004. According to the Subscription Agreement executed by Perseus Capital Appreciation Fund LP, its address is 156 West 56th Street, Suite 2001, New York, New York 10019. Perseus Capital Appreciation Fund LP owns approximately $3,000,000 in aggregate principal amount of the Notes. Perseus Capital Appreciation Fund LP does not currently own any of our outstanding Common Stock and, because the Notes are not convertible into Common Stock within 60 days, under the rules of the SEC, Perseus Capital Appreciation Fund LP is not the beneficial owner of the number and percentage of shares of Common Stock indicated in the table.

(6)	Includes exercisable options to purchase 105,000 shares of Common Stock.

(7)	Includes 46,000 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit’s children and exercisable options to purchase 241,455 shares of Common Stock. Also includes 46,000 shares held by Mr. Levit’s wife as to which he disclaims beneficial ownership. Excludes 59,233 shares held by other family members as to which he also disclaims beneficial ownership.

(8)	Includes exercisable options to purchase 54,327 shares of Common Stock.

(9)	Includes exercisable options to purchase 60,000 shares of Common Stock.

(10)	Includes 55,700 shares owned by Fallen Angels Fund, L.P., a limited partnership of which Mr. Hindes has sole voting power as the managing member of the general partnership, 1,700 shares held by Mr. Hindes’ wife as to which he disclaims beneficial ownership and 1,500 shares held by Mr. Hindes’ children as to which he disclaims beneficial ownership.

(11)	Includes exercisable options to purchase 15,000 shares of Common Stock.

(12)	Includes exercisable options to purchase 68,000 shares of Common Stock.

(13)	Includes exercisable options held by members of the group to purchase 543,782 shares of Common Stock.”